EXHIBIT 99.1

Harvard Bioscience Reports Fourth Quarter and Year-End 2013 Results

Conference Call to Be Held at 11:00 AM ET Today

HOLLISTON, Mass., Feb. 27, 2014 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq:HBIO), a global developer, manufacturer, and marketer of a broad range of specialized products to advance life science research, today reported financial highlights for the fourth quarter and full year ended December 31, 2013.

Corporate Highlights:

  Completed spin-off of Harvard Apparatus Regenerative Technology, Inc. ("HART") (Nasdaq:HART) on November 1, 2013, resulting in the creation of a "new" Harvard Bioscience focused solely on developing, manufacturing and marketing tools to advance life science research.

  Appointed a new and experienced leadership team focused on global growth strategies to increase the Company's industry presence in hospitals and research facilities worldwide and to bolster our core business.

  Realigned the Company's global operations to increase efficiency and better position it for growth. The realignment is expected to result in overall net annual savings of approximately $2 million on a pre-tax basis, beginning in 2014. With a reduction of approximately $3 million in personnel-related costs and expenditures, approximately $1 million is being reinvested.

  Implemented a new global growth strategy capitalizing on market growth and demand.

Jeffrey A. Duchemin, CEO and President of Harvard Bioscience, said, "2013 was a pivotal and exhilarating year for Harvard Bioscience. Following the spin-off of HART, we created a dedicated platform from which we expect to profitably grow our business. With our singular focus on our core business, our plans include expanding in Asia and other emerging markets, building stronger channel capabilities, reinvigorating product development, driving efficiencies through operations and improved cost structure, and implementing a new acquisition strategy."

On November 1, 2013, Harvard Bioscience effected the spin-off of HART. Financial results that are termed "continuing operations" reflect Harvard Bioscience's business, and do not include the discontinued operations of HART, which are referred to as "discontinued operations." A full explanation can be found below.

Fourth Quarter Reported Results

Revenues for the three months ended December 31, 2013 were $27.9 million, a decrease of approximately $0.4 million, or 1.4% compared to revenues of $28.2 million for the three months ended December 31, 2012. Overall, revenues decreased by 2.2% with currency translation having a 0.8% positive impact.

(Loss) income from continuing operations, as measured under U.S. generally accepted accounting principles ("GAAP"), was a $0.3 million loss, or $0.01 loss per share, for the three months ended December 31, 2013 compared to income of $1.2 million, or $0.04 per diluted share, for the same period in 2012. The unfavorable year-to-year quarterly GAAP earnings comparison was due to a combination of a $2.1 million restructuring charge taken in the current quarter related to the Company's December 2013 restructuring plan and the costs incurred from the elimination of the position of Chief Operating Officer, lower revenues and higher costs associated with inventory write-offs.

Income from continuing operations, on a non-GAAP basis, was $1.7 million, or $0.05 per diluted share, for the three months ended December 31, 2013 compared to $2.7 million, or $0.09 per diluted share, for the same period in 2012. The unfavorable year-to-year quarterly non-GAAP earnings comparison was due primarily to lower revenues and higher costs associated with inventory write-offs.

Refer to Exhibit 5 below for a reconciliation between the GAAP and non-GAAP (loss) income from continuing operations for the three months ended December 31, 2013 and 2012.

Full Year Reported Results

Revenues for the year ended December 31, 2013 were $105.2 million, a decrease of $6.0 million, or 5.4%, compared to revenues of $111.2 million for the year ended December 31, 2012. Currency translation had a positive 0.2% effect on revenues for 2013 compared with 2012. Our acquisitions of AHN Biotechnologie GmbH, or AHN, in February 2012, and Modular SFC, Inc., in May 2012, had a positive 0.2% effect on revenues. Excluding the effects of currency translation and acquisitions, our revenues decreased 5.8% from the previous year.

Income from continuing operations, as measured under GAAP, was $0.7 million, or $0.02 per diluted share, for the year ended December 31, 2013 compared to $4.5 million, or $0.15 per diluted share, for the same period in 2012. The unfavorable year-to-year GAAP earnings comparison was due to a combination of a $2.1 million restructuring charge taken in the current quarter related to the Company's December 2013 restructuring plan and the costs incurred from the elimination of the position of Chief Operating Officer, higher transaction costs associated with HART and lower revenues.

Income from continuing operations, on a non-GAAP basis, was $7.1 million, or $0.22 per diluted share, for the year ended December 31, 2013 compared to $10.2 million, or $0.34 per diluted share, for the same period in 2012. The unfavorable year-to-year non-GAAP earnings comparison was due primarily to lower revenues.

Refer to Exhibit 5 below for a reconciliation between the GAAP and non-GAAP income from continuing operations for the years ended December 31, 2013 and 2012.

"The many exciting developments during the past year have left us stronger than ever as a company and well-placed to excel going forward. We have a great team of employees, whose dedication to the Company has been outstanding. By focusing on organic growth, product development and a new acquisition strategy, we are now pursuing a plan that I expect will enable us to achieve our worldwide revenue goals," Mr. Duchemin added.

Mr. Duchemin concluded, "During the fourth quarter of 2013, we implemented several initiatives designed to improve our long-term business and financial results, and have already begun to benefit from those changes. We expect those improvements will continue well into 2014, as we stabilize the decline in revenues, and benefit from the operational improvements we implemented. With those steps already taken, we are initiating financial guidance for the full-year 2014. Our guidance includes revenues to be approximately the same as 2013 revenues, and anticipate it will be a bridge year to return the Company to topline organic growth in 2015 as we boost our revenues and new product development. We expect to report full-year 2014 non-GAAP EPS of $0.26 per diluted share, an improvement of approximately 20%, primarily because of operational improvements and efficiencies. This translates to GAAP EPS of $0.15 per diluted share." (Refer to Exhibit 7 below for a reconciliation between the GAAP and non-GAAP EPS guidance.)

Discontinued Operations

On November 1, 2013, the previously announced spin-off of HART, from our Company was completed. Following the spin-off, our historical financial statements have been restated to reflect HART's operations as discontinued operations, along with the operations of our other discontinued operations, including Union Biometrica, Inc.

Conference Call Details

As previously announced, management will host a conference call to discuss fourth quarter and full year 2013 results and business highlights and outlook, which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. website. The conference call will begin at 11:00 a.m. ET today, February 27, 2014. To listen to the conference call, log on to our website at www.harvardbioscience.com and click on the Earnings Call icon. If you are unable to listen to the live webcast, the call will be archived in the investor relations section of our website. The live conference call is also accessible by dialing toll-free 877-303-7611, or international: 970-315-0445, and referencing the pass code of "55082311". A replay of this conference call will be available from approximately 2:00 p.m. on February 27, 2014 through March 8, 2014 and will be accessible by dialing toll-free 855-859-2056, or toll and international: 404-537-3406, and referencing the pass code of "55082311".

This earnings release, as well as any material financial and other statistical information presented on the call which is not included in this earnings release, is available on the Company's website by clicking on the Press Releases icon. If you are unable to listen to the live conference call, please note that the call, this press release and any related financial or statistical information will be archived on our website under the Press Releases icon or Earnings Call icon, as appropriate.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including adjusted operating income, adjusted income from continuing operations and adjusted earnings from continuing operations per diluted share. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial measures of income have excluded certain expenses and income primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business such as amortization of intangibles related to acquisitions, costs related to acquisition initiatives, transaction costs, restructuring expenses, stock-based compensation expense and gain from adjustment of acquisition contingencies. They also exclude the tax impact of the reconciling items and any changes in the valuation allowance. This non-GAAP financial information approximates information used by our management to internally evaluate the operating results of the Company. Tabular reconciliations of our non-GAAP adjusted operating income, non-GAAP adjusted income from continuing operations and non-GAAP adjusted earnings from continuing operations per diluted share for the three months and years ended December 31, 2013 and 2012 and changes in total revenue compared to the same period of the prior year are included as exhibits below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer, and marketer of a broad range of specialized products, primarily apparatus and scientific instruments, used to advance life science research. Our products are sold to thousands of researchers in over 100 countries primarily through our global sales organization, catalogs, our websites and through distributors, including GE Healthcare, Thermo Fisher Scientific, VWR, and other specialized distributors. Harvard Bioscience has sales and manufacturing operations in the United States, the United Kingdom, Germany, Sweden, and Spain with additional facilities in France and Canada. For more information, please visit our website at www.harvardbioscience.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of such words as "will," "guidance," "objectives," "optimistic," "potential," "future," "expects," "plans," "estimates," "continue," "drive," "strategy," "potential," "potentially," "growth," "long-term," "projects," "projected," "intends," "believes," "goals," "sees," "seek," "develop" "possible" "new," "emerging," "opportunity," "pursue" and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company's or management's beliefs or expectations, the Company's anticipated future revenues and earnings, the strength of the Company's market position and business model, the impact of acquisitions, or potential acquisitions, the outlook for the life sciences industry, the Company's business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company's current products, or products it is developing or intends to develop, and the Company's plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company's actual results to differ materially from those in the forward-looking statements include economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, research funding levels from endowments at our university customers, our financial position, general economic outlook or other circumstances, the Company's failure to identify potential acquisition candidates, successfully negotiate favorable pricing and other terms with acquisition candidates to enable potential acquisitions to close, successfully integrate acquired businesses or technologies, complete consolidations of business functions, expand our product offerings, introduce new products or commercialize new technologies, unanticipated costs relating to acquisitions, unanticipated costs arising in connection with the Company's consolidation of business functions and any restructuring initiatives, decreased demand for the Company's products due to changes in our customers' needs, our ability to obtain regulatory approvals, the seasonal nature of purchasing in Europe, economic, political and other risks associated with international revenues and operations, including expansion into Asia and other emerging markets, additional costs of complying with recent changes in regulatory rules applicable to public companies, our ability to manage our growth, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, future changes to the operations or the activities of our subsidiaries due to manufacturing consolidations, our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operate without infringing on others' intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, impact of any impairment of our goodwill or intangible assets, our ability to utilize deferred tax assets after the release of our valuation allowances, plus factors described under the heading "Part II, Item 1A. Risk Factors" in both the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013 and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013, or otherwise described in the Company's other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

The Harvard Bioscience logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=23828

For investor inquiries, please call (508) 893-8066. Press releases may be found on our web site.

Exhibit 1
HARVARD BIOSCIENCE, INC.
Selected Consolidated Balance Sheet Information
(unaudited, in thousands)

	December 31,
	2013	2012
Assets

Cash and cash equivalents	$25,771	$20,681
Trade receivables	13,884	14,357
Inventories	15,777	17,762
Property, plant and equipment	4,375	4,551
Goodwill and other intangibles	56,903	58,701
Other assets	18,750	17,432
Total assets	$135,460	$133,484

Liabilities and Stockholders' Equity

Total current liabilities	16,085	9,901
Total liabilities	40,975	29,271
Stockholders' equity	94,485	104,213
Total liabilities and stockholders' equity	$135,460	$133,484

Exhibit 2
HARVARD BIOSCIENCE, INC.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Revenues	$27,854	$28,249	$105,171	$111,171
Cost of product revenues	15,806	14,856	57,475	58,831
Gross profit	12,048	13,393	47,696	52,340

Sales and marketing expenses	4,224	4,750	17,330	18,287
General and administrative expenses	4,660	4,431	17,887	18,121
Research and development expenses	1,118	1,064	4,154	4,344
Restructuring charges	2,100	144	2,150	310
Amortization of intangible assets	635	680	2,590	2,752
Transaction costs	260	186	2,048	696
Total operating expenses	12,997	11,255	46,159	44,510

Operating (loss) income	(949)	2,138	1,537	7,830

Other (expense) income:
Foreign exchange	(65)	(27)	(139)	(113)
Interest expense	(305)	(137)	(955)	(584)
Interest income	14	9	43	46
Other income (expense), net	37	6	(51)	(287)
Other (expense) income, net	(319)	(149)	(1,102)	(938)

(Loss) income from continuing operations before income taxes	(1,268)	1,989	435	6,892
Income tax (benefit) expense	(1,013)	817	(288)	2,398
(Loss) income from continuing operations	(255)	1,172	723	4,494
Discontinued operations
(Loss) income from discontinued operations, net of tax	(501)	28	(2,553)	(2,124)
Net (loss) income	$(756)	$1,200	$(1,830)	$2,370

(Loss) earnings per share:
Basic (loss) earnings per common share from continuing operations	$(0.01)	$0.04	$0.02	$0.16
Discontinued operations	(0.01)	--	(0.08)	(0.07)
Basic (loss) earnings per common share	$(0.02)	$0.04	$(0.06)	$0.09

Diluted (loss) earnings per common share from continuing operations	$(0.01)	$0.04	$0.02	$0.15
Discontinued operations	(0.01)	--	(0.08)	(0.07)
Diluted (loss) earnings per common share	$(0.02)	$0.04	$(0.06)	$0.08

Weighted average common shares:
Basic	31,064	28,921	30,384	28,799
Diluted	31,064	30,104	31,914	29,793

Exhibit 3
HARVARD BIOSCIENCE, INC.
Condensed Cash Flow Information
(unaudited, in thousands)

	Year Ended
	December 31,
	2013	2012

Cash flows from operations:
Net (loss) income	$(1,830)	$2,370
Changes in assets and liabilities	(256)	256
Other adjustments to operating cash flows	6,146	5,436
Net cash provided by operating activities	4,060	8,062

Investing activities:
Net cash provided by (used in) investing activities	171	(4,676)

Financing activities:
Proceeds from issuance of debt	14,550	500
Repayments of debt	(2,750)	(3,850)
Transfer of cash and cash equivalents to HART	(15,041)	--
Other financing activities	3,309	2,287
Net cash provided by (used in) financing activities	68	(1,063)

Effect of exchange rate changes on cash	791	442

Increase in cash and cash equivalents	$5,090	$2,765

Exhibit 4
HARVARD BIOSCIENCE, INC.
Reconciliation of GAAP Operating (Loss) Income to Non-GAAP Adjusted Operating Income (Continuing Operations)
(unaudited, in thousands)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

GAAP operating (loss) income	$(949)	$2,138	$1,537	$7,830

Adjustments:

Amortization of intangible assets	635	680	2,590	2,752

Inventory amortization on acquisition	--	--	--	74

Restructuring charges	2,100	144	2,150	310

Transaction costs	260	186	2,048	696

Stock-based compensation expense	660	930	2,599	3,257

Non-GAAP adjusted operating income	$2,706	$4,078	$10,924	$14,919

Exhibit 5
HARVARD BIOSCIENCE, INC.
Reconciliation of GAAP (Loss) Income from Continuing Operations to Non-GAAP Adjusted Income from Continuing Operations
(unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

GAAP (loss) income from continuing operations	$(255)	$1,172	$723	$4,494

Adjustments:

Amortization of intangible assets	635	680	2,590	2,752

Inventory amortization on acquisition	--	--	--	74

Acquisition costs	(22)	5	5	308

Transaction costs	260	186	2,048	696

Restructuring charges	2,100	144	2,150	310

Stock-based compensation expense	660	930	2,599	3,257

Income taxes (A)	(1,675)	(369)	(3,053)	(1,671)

Non-GAAP adjusted income from continuing operations	$1,703	$2,748	$7,062	$10,220

(A) Income taxes includes the tax effect of adjusting for the reconciling items and any changes in the valuation allowance.

Exhibit 6
HARVARD BIOSCIENCE, INC.
Reconciliation of GAAP Diluted (Loss) Earnings Per Common Share from Continuing Operations to Non-GAAP Adjusted Diluted Earnings Per Common Share from Continuing Operations
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

GAAP diluted (loss) earnings per common share from continuing operations	$(0.01)	$0.04	$0.02	$0.15

Adjustments:

Amortization of intangible assets	0.02	0.02	0.08	0.09

Acquisition costs	--	--	--	0.01

Transaction costs	0.01	0.01	0.06	0.02

Restructuring charges	0.07	--	0.07	0.01

Stock-based compensation expense	0.02	0.03	0.08	0.11

Income taxes (A)	(0.06)	(0.01)	(0.09)	(0.05)

Non-GAAP adjusted diluted earnings per common share from continuing operations	$0.05	$0.09	$0.22	$0.34

(A) Income taxes includes the tax effect of adjusting for the reconciling items and any changes in the valuation allowance.

Exhibit 7
HARVARD BIOSCIENCE, INC.
Reconciliation of Guidance for 2014 GAAP Diluted Earnings per Common Share to Non-GAAP Adjusted Diluted Earnings per Common Share
(unaudited)

GAAP diluted earnings per common share from continuing operations (A)	$ 0.15

Adjustments:

Amortization of intangible assets	0.07

Stock-based compensation expense	0.09

Income taxes (B)	(0.05)

Non-GAAP adjusted diluted earnings per common share from continuing operations (A)	$ 0.26

(A) This guidance excludes the impact of future acquisitions, acquisition costs or restructuring charges.

(B) Income taxes includes the tax effect of adjusting for the reconciling items.

Exhibit 8
HARVARD BIOSCIENCE, INC.
Reconciliation of Changes In Revenues Compared to the Same Period of the Prior Year (Continuing Operations)
(unaudited)

	Three Months Ended				For the Year Ended	Three Months Ended				For the Year Ended	Three Months Ended				For the Year Ended
	Mar. 31,	Jun. 30,	Sept. 30,	Dec. 31,	Dec. 31,	Mar. 31,	Jun. 30,	Sept. 30,	Dec. 31,	Dec. 31,	Mar. 31,	Jun. 30,	Sept. 30,	Dec. 31,	Dec. 31,
	2011	2011	2011	2011	2011	2012	2012	2012	2012	2012	2013	2013	2013	2013	2013

Organic growth	-2.1%	-1.6%	-6.3%	-4.4%	-3.8%	4.2%	2.2%	-1.2%	-4.5%	0.1%	-8.5%	-8.3%	-3.8%	-2.2%	-5.8%

Acquisitions	1.3%	2.8%	4.2%	2.9%	2.9%	4.4%	4.9%	1.6%	1.6%	3.1%	0.9%	0.0%	0.0%	0.0%	0.2%

Foreign exchange effect	0.9%	3.6%	1.8%	-0.2%	1.5%	-1.0%	-2.1%	-1.4%	0.2%	-1.1%	-0.3%	-0.1%	0.1%	0.8%	0.2%

Total revenue growth	0.1%	4.8%	-0.3%	-1.7%	0.6%	7.6%	5.0%	-1.0%	-2.7%	2.1%	-7.9%	-8.4%	-3.7%	-1.4%	-5.4%
CONTACT: Jeffrey A. Duchemin
         CEO and President
         jduchemin@harvardbioscience.com

         Robert E. Gagnon
         CFO
         rgagnon@harvardbioscience.com

         Tel: 508 893 8999
         Fax: 508 429 8478

         Investor Relations:
         Dian Griesel Int'l.

         Cheryl Schneider
         cschneider@dgicomm.com

         Public Relations:
         Susan Forman or Laura Radocaj
         sforman@dgicomm.com
         lradocaj@dgicomm.com